EXHIBIT 99.1

EMCORE Announces Sale of CATV Production Assets and Transfer of Operations to Hytera

•	Approximately $5.5 million in cash proceeds from the sale of assets to Hytera, expected to be paid over ten months

•	Transfer of manufacturing to an EMS model removes EMCORE from China tariffs

ALHAMBRA, CA., Oct. 30, 2019 (GLOBE NEWSWIRE) - EMCORE Corporation (NASDAQ: EMKR), a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s leading-edge defense systems and high-speed communication network infrastructures, announced today the sale of its Cable TV (“CATV”) production equipment and transfer of its CATV manufacturing operations from the Company’s Beijing facility to Hytera Communications (Hong Kong) Company Limited and Shenzhen Hytera Communications Co., Ltd. (collectively, “Hytera”) . The sale price for the equipment is approximately $5.5 million and is expected to be received by EMCORE beginning in the December 2019 quarter and continuing through the September 2020 quarter. Hytera will use the equipment to manufacture CATV components and subsystems from its facility in Southeast Asia.

On its fiscal third quarter 2019 earnings call, EMCORE discussed plans to take four actions to improve profitability and cash flow while eliminating exposure to tariffs associated with the import of products manufactured in China. With the execution of this agreement and subsequent production transfer to Hytera, Emcore will complete the first of these actions -- streamlining operations and moving to a variable cost model in EMCORE’s CATV product lines. Additionally, EMCORE completed two other actions in the quarter by reducing the size of its CATV team and reducing the capacity of EMCORE's wafer fab to one shift. These actions incurred one-time costs of $0.4 million in the quarter ended September 30, 2019 and are expected to result in annual cash savings of approximately $3.0 million beginning in the December 2019 quarter. These operational changes in CATV also fulfill a strategic objective of positioning the CATV product lines to generate positive cash flow to help fund the other growth areas of EMCORE in Aerospace and Defense.

“We’ve been working to transition to a true EMS (electronics manufacturing services) model for our Cable TV products since 2015 when we launched the automation initiatives in our Beijing facility. Insertion of automation into Beijing dramatically improved yields and reduced cycle times, clearing the way for the final move to an EMS model. Hytera has been with us during our entire transformation and this agreement with them finalizes the realization of our strategy,” said Jeffrey Rittichier, President and CEO at EMCORE. “We are pleased that Hytera agreed to take this next step in our relationship and are looking forward to many years of success together. Along with our other improvements in operational efficiencies, we expect this agreement to enable EMCORE to steadily improve gross margins over the coming quarters,” added Mr. Rittichier.

About EMCORE
EMCORE Corporation is a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s high-speed communication network infrastructures and leading-edge defense systems. Our optical chips, components, subsystems and systems enable broadband and wireless providers to continually enhance their network capacity, speed and coverage to advance the free flow of information that empowers the lives of millions of people daily. The Mixed-Signal Optics technology at the heart of our broadband transmission products is shared with our fiber optic gyros and military communications links to provide the aerospace and defense markets state-of-the-art systems that keep us safe in an increasingly unpredictable world. EMCORE’s performance-leading optical components and systems serve a broad array of applications including cable television, fiber-to-the-premise networks, telecommunications, data centers, wireless infrastructure, satellite RF fiber links, navigation systems and military communications. EMCORE has fully vertically-integrated manufacturing capability through its world-class Indium Phosphide (InP) wafer fabrication facility at our headquarters in Alhambra, California and is ISO 9001 certified in Alhambra and at our facility in Beijing, China. For further information about EMCORE, visit http://www.emcore.com.

About Hytera
Hytera Communications Corporation Limited (002583.SZ) is a global privately-run company headquartered in Shenzhen China. Established in 1993, Hytera, a global leading PMR solution provider, is dedicated to providing customized and complete professional communications solutions to government and public security, utility, transportation, enterprise & business to improve organizational efficiency and make the world safer. For more information, please visit www.hytera.com.

Forward-Looking Statements:
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding EMCORE's plans, strategies, business prospects, growth opportunities, changes and trends in our business and expansion into new markets. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections about EMCORE and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements, including without limitation, the following: (a) the rapidly evolving markets for EMCORE's products and uncertainty regarding the development of these markets; (b) EMCORE's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (c) delays and other difficulties in commercializing new products; (d) the failure of new products: (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and (iv) to successfully compete with products offered by our competitors; (e) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (f) actions by competitors; and (g) other risks and uncertainties discussed under Item 1A - Risk Factors in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, as updated by our subsequent periodic reports. Forward-looking statements contained in this press release are made only as of the date hereof, and EMCORE undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

EMCORE Corporation

Tom Minichiello
Chief Financial Officer
(626) 293-3400
investor_emkr@emcore.com

Investor Contacts
Erica Mannion
Sapphire Investor Relations, LLC
+1-617-542-6180
investor_emkr@emcore.com